Exhibit 99

Investor Release
FOR IMMEDIATE RELEASE	FOR MORE INFORMATION CONTACT:
02/08/11	Investors: Kathy Martin, 630-623-7833
Media: Heidi Barker, 630-623-3791

McDONALD’S JANUARY GLOBAL COMPARABLE SALES RISE 5.3%

OAK BROOK, IL – McDonald’s Corporation today announced global comparable sales growth of 5.3% in January.  Performance by segment was as follows:

•	U.S. up 3.1%
•	Europe up 7.0%
•	Asia/Pacific, Middle East and Africa up 5.2%

     "We begin 2011 with a continued focus on our customers, building on our strong foundation of value, convenience, and menu variety," said McDonald’s Chief Executive Officer Jim Skinner.  "We’re offering high-quality, customer-driven food choices in modern, comfortable restaurants with convenient hours and locations.  I am confident in our plans and our ability to keep innovating, investing and delivering what our customers want today and into the future."
     In the U.S., comparable sales increased 3.1% for January as customers enjoyed an outstanding restaurant experience featuring compelling value, iconic core favorites alongside innovative new offerings and the everyday ease of McDonald’s.  The ongoing appeal of McDonald’s beverage line-up, including McCafé premium hot chocolate and Caramel Mochas, the popularity of Chicken McNuggets, and the national launch of Fruit & Maple Oatmeal all contributed to January’s results.
     In Europe, January comparable sales rose 7.0% led by strong performance in Germany, the U.K., France and Russia.  Europe’s performance continues to be driven by signature offerings and new products across all price tiers, service and design upgrades to the restaurant experience, and increased accessibility through breakfast and drive-thru.
     Comparable sales in Asia/Pacific, Middle East and Africa were up 5.2% for the month driven by positive results in China, Japan and Australia.  APMEA benefited from a winning combination of locally-relevant menu items, compelling value and unmatched convenience initiatives.
     Systemwide sales increased 7.4%, or 6.7% in constant currencies, for the month.

Percent Increase/ (Decrease)	Comparable		Systemwide Sales
	Sales		As	Constant
Month ended January 31,	2011	2010	Reported	Currency
McDonald's Corporation	5.3	2.6	7.4	6.7
Major Segments:
U.S.	3.1	(0.7)	3.8	3.8
Europe	7.0	4.3	4.7	9.6
APMEA*	5.2	4.3	13.6	5.7
                          * Asia/Pacific, Middle East and Africa

Definitions
•
Comparable sales represent sales at all restaurants in operation at least thirteen months including those temporarily closed, excluding the impact of currency translation.  Some of the reasons restaurants may be temporarily closed include reimaging or remodeling, rebuilding, road construction and natural disasters.  Management reviews the increase or decrease in comparable sales compared with the same period in the prior year to assess business trends.

•	Constant currency results exclude the effects of currency translation and are calculated by translating current year results at prior year average exchange rates.
•
Systemwide sales include sales at all restaurants, whether operated by the Company or by franchisees.  While franchised sales are not recorded as revenues by the Company, management believes the information is important in understanding the Company’s financial performance because these sales are the basis on which the Company calculates and records franchised revenues and are indicative of the financial health of the franchisee base.

•
The number of weekdays and weekend days can impact our reported comparable sales.  In January 2011, this calendar shift/trading day adjustment consisted of one less Friday and one more Monday compared with January 2010.  The resulting adjustment varied by area of the world, ranging from approximately -1.3% to -0.4%.  In addition, the timing of holidays can impact comparable sales.

Upcoming Communications
     McDonald’s tentatively plans to release February sales on March 8, 2011.

     McDonald’s is the world’s leading global foodservice retailer with more than 32,000 locations serving approximately 64 million customers in 117 countries each day.  More than 80% of McDonald’s restaurants worldwide are owned and operated by independent local men and women.

Forward-Looking Statements
     This release contains certain forward-looking statements, which reflect management’s expectations regarding future events and operating performance and speak only as of the date hereof. These forward-looking statements involve a number of risks and uncertainties. The factors that could cause actual results to differ materially from our expectations are detailed in the Company’s filings with the Securities and Exchange Commission, such as its annual and quarterly reports and current reports on Form 8-K.

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